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                            STERLING SOFTWARE, INC.                 EXHIBIT 11.2
                        COMPUTATION OF EARNINGS PER SHARE
                      THREE MONTHS ENDED DECEMBER 31, 1995
                  (in thousands, except per share information)
                                   (unaudited)

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

                                                                                                                       Fully
                                                                                                        Primary        Diluted
                                                                                                       ---------      ---------
Earnings:
   Earnings applicable to common stockholders...............................................             $21,307        $21,307
   Add:  Interest expense on amounts outstanding for the 5 3/4% Convertible
           Subordinated Debentures (net of applicable income taxes).........................                 218          1,160
                                                                                                         -------        -------
                                                                                                         $21,525        $22,467
                                                                                                         =======        =======
Shares:
   Weighted average of shares outstanding...................................................              26,630         26,630
   Add common shares issued on assumed exercise of options and warrants.....................               8,616          8,616
   Less common shares assumed repurchased...................................................              (5,333)        (5,074)
                                                                                                         -------        -------
                                                                                                          29,913         30,172
                                                                                                         =======
Common shares issued on assumed conversion of 5 3/4% Convertible
   Subordinated Debentures..................................................................                              4,052
                                                                                                                        -------
                                                                                                                         34,224
                                                                                                                        =======
Earnings per common share:
   Primary..................................................................................            $    .72
                                                                                                         =======
   Fully diluted............................................................................                           $    .66
                                                                                                                        =======
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